                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                     SPECIALTY EQUIPMENT COMPANIES, INC.
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)



-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:


--------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:


--------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


--------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:


--------------------------------------------------------------------------------

    (5) Total fee paid:


--------------------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

--------------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

    (3) Filing party:

--------------------------------------------------------------------------------

    (4) Date filed:

--------------------------------------------------------------------------------

                     SPECIALTY EQUIPMENT COMPANIES, INC.
                     1245 CORPORATE BOULEVARD, SUITE 401
                           AURORA, ILLINOIS 60504

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD APRIL 30, 1997

TO THE STOCKHOLDERS OF
     SPECIALTY EQUIPMENT COMPANIES, INC.

     Notice is hereby given that the Annual Meeting of Stockholders of Specialty Equipment Companies, Inc., a Delaware corporation (the "Company"), will be held at its Corporate Offices located at 1245 Corporate Boulevard, Suite 401, Aurora, Illinois on April 30, 1997 at 10:00 a.m., Chicago time, for the following purposes:

          1. To consider and vote on the election of four members of the Company's Board of Directors.

          2. To consider and vote on a Plan of Internal Restructuring.

          3. To consider and act upon such other matters as may properly come before the meeting.

          Stockholders of record at the close of business on March 20, 1997 are entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof. For the ten days prior to the annual meeting, a complete list of the stockholders entitled to vote at the Annual Meeting shall be open to any stockholder, for any purpose germane to the meeting, during normal business hours at the offices of LaSalle National Bank, 135 South LaSalle Street, Chicago, Illinois 60674-9910.

          A copy of the Annual Report and Form 10-K of the Company for the fiscal year ended January 31, 1997 is enclosed herewith.

          You are requested to sign, date and return the accompanying proxy in the enclosed envelope, whether or not you expect to attend the meeting in person.

                                        By order of the Board of Directors,


                                        /s/ DONALD K. MC KAY
                                        ----------------------------

                                        Donald K. McKay, Secretary
Aurora, Illinois
March 27, 1997

          YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, WE REQUEST THAT YOU MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.

                     SPECIALTY EQUIPMENT COMPANIES, INC.
                     1245 CORPORATE BOULEVARD, SUITE 401
                           AURORA, ILLINOIS  60504

                               PROXY STATEMENT

                           SOLICITATION OF PROXIES

        This proxy statement (the "Proxy Statement") is furnished to stockholders of Specialty Equipment Companies, Inc. (the "Company") in connection with a solicitation by the Board of Directors of the Company (the "Board of Directors") of proxies to be used at the Annual Meeting of Stockholders (the "Annual Meeting") to be held April 30, 1997 and any adjournments or postponements thereof for the purposes set forth in the accompanying notice. Any stockholder giving a proxy has the power to revoke it at any time prior to the exercise thereof by executing and delivering to the Secretary of the Company at the above address a subsequent proxy or a written notice of revocation of the proxy, or by attending the Annual Meeting and voting in person. In the absence of any contrary written direction in the proxy, each proxy will be voted for the proposed plan of Internal Restructuring (the "Restructuring Plan"), for the election of the nominees for directors named in this proxy statement and in the proxy, and, in the best judgment of the persons named in the proxy as representatives, upon any other matters which may properly come before the Annual Meeting. The Company's Annual Report for its fiscal year ended January 31, 1997, including financial statements, and this Proxy Statement and the attached form of proxy are first being mailed to stockholders on or about March 27, 1997.

        Each stockholder of record at the close of business on March 20, 1997, the record date stated in the notice of the meeting ("Record Date"), is entitled to vote at the meeting and at any adjournments or postponements thereof. On the Record Date, there were outstanding 18,013,418 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), each entitled to one non-cumulative vote. No other shares of the Company entitled to vote at the Annual Meeting were outstanding.

        With regard to the election of directors, votes may be cast in favor of or withheld from one or more of the nominees; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified with respect to the Restructuring Plan and will be counted as present for quorum purposes. As approval of the Restructuring Plan will require the affirmative vote of the holders of a majority of the shares of Common Stock issued and outstanding as of the Record Date, abstentions and broker non-votes will have the effect of a negative vote on the Restructuring Plan.

        Proxies will be solicited by mail and may also be solicited by personal interview, telephone, telecopy and telegram. Solicitation will be made on a part-time basis by directors and officers of the Company and by other regular employees, who will receive no compensation therefore other than their regular salary. The Company will arrange for brokerage houses, nominees and other custodians holding Common Stock of the Company of record to forward proxy soliciting material to the beneficial owners of such shares, and will reimburse such record owners for the reasonable out-of-pocket expenses incurred by them. The cost of the solicitation of proxies will be borne by the Company.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

        Any proposal of a stockholder intended to be presented at the Company's Annual Meeting of Stockholders in 1998 must be received by the Secretary of the Company at the above address by November 27, 1997, for inclusion in the Company's proxy, notice of meeting and proxy statement relating to that meeting.

                VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

        The following table (the "Security Holdings Table") sets forth information as of March 20, 1997 to the Company's knowledge based upon (a) reports filed with the Securities and Exchange Commission (the "Commission") on or before such date pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and/or Rule 13D promulgated by the Commission pursuant to the Exchange Act and (b) certain other information known to the Company, (i) with respect to persons or groups who are believed by the Company to be beneficial owners of more than five percent of the outstanding Common Stock and (ii) with respect to beneficial ownership of the Company's directors and the nominees to the Board of Directors who own such Stock, and each of the executive officers named in the Cash Compensation Table below. Beneficial ownership is defined, for this purpose, as the sole or shared power to vote, or to direct the disposition of, the Common Stock. Unless otherwise noted, the persons named in the following table have sole voting and investment power with respect to all shares shown as beneficially owned by them.


                                               AMOUNT OF BENEFICIAL    PERCENT
          NAME OF BENEFICIAL OWNER                  OWNERSHIP        OF CLASS (1)
          ------------------------            --------------------  ------------
Malcolm I. Glazer (2)(3)                              7,925,532.14         41.5%
Ariel Capital Management, Inc. (2)(4)                 3,811,310            21.2%
Daniel B. Greenwood (5)                                 494,418             2.7%
William E. Dotterweich (5)(6)                           395,000             2.2%
Donald K. McKay (5)                                     264,661             1.5%
William W. Robertson (5)                                250,000             1.4%
Jeffrey P. Rhodenbaugh (5)                              239,718             1.3%
Richard A. Kent (5)                                     175,241             1.0%
Barry L. MacLean (5)                                    118,241            (7)
Charles E. Hutchinson (5)                                15,241            (7)
Kevin E. Glazer (8)                                      16,606            (7)
Avram A. Glazer (8)                                      15,000            (7)
All directors and executive officers as a
  group (11 people)(6)                                9,909,658.14         47.7%
------------------

(1) For purposes of calculating the percent of class, the Company has used the number of shares of its Common Stock outstanding as of the date specified above, 18,015,918, adjusted in the case of Malcolm I. Glazer as set forth in the footnote 3 to this table and, in the cases of Messrs. Greenwood, Robertson, McKay, Rhodenbaugh, Dotterweich, Hutchinson, Kent and MacLean, as set forth in footnote 5 of this table. This number of outstanding shares of the Company's Common Stock includes 2,500 shares to be issued in connection with Company's 1992 Bankruptcy Plan of Reorganization (the "POR") which as of the date specified above had not been issued because certain holders of Debentures issued by the Company's former Parent, SPE Acquisition, Inc. (which were canceled pursuant to the POR), had failed to return their canceled Debentures as required by court order as a condition to the issuance of such stock.

(2) The addresses of the persons shown on the foregoing table who are believed by the Company to be beneficial owners of more than 5% of the Company's Common Stock are as follows: Malcolm I. Glazer, 1482 South Ocean Boulevard, Palm Beach, Florida 33480; and Ariel Capital Management, Inc. ("Ariel"), 307 North Michigan Avenue, Suite 500, Chicago, IL 60601.

(3) The amount shown includes shares that can be acquired within 60 days through the exercise of warrants to purchase 1,129,856.14 shares of Common Stock, and the percentage of the class owned assumes the exercise of such warrants.

(4) Ariel holds its respective shares solely as a result of its position as investment adviser for its clients. Ariel disclaims beneficial ownership of such shares of Common Stock. Ariel has sole dispositive power with respect to all such shares but sole voting power with respect to only 3,598,760 shares. Mr. John W. Rogers, president and principal shareholder of Ariel, may be deemed to have beneficial ownership of the shares beneficially owned by Ariel, but disclaims such ownership.

(5)     The amounts and percentages include those reflected in column (b) and
        (c), except for 50,000 options issued to Jeffrey P. Rhodenbaugh which are not scheduled to vest until August 21, 1998.


                   (A)                      (B)                   (C)
                                                          SHARES ISSUABLE ON
                                    SHARES ISSUABLE ON       EXERCISE OF
                                    EXERCISE OF OPTIONS        OPTIONS
                   NAME             UNDER EMPLOYEE PLAN      DIRECTOR PLAN
                   ----             -------------------   ------------------
        Daniel B. Greenwood                    325,000                      ---
        William E. Dotterweich                 375,000                      ---
        Charles E. Hutchinson                      ---                      ---
        Richard A. Kent                            ---                  175,241
        Barry L. MacLean                           ---                   90,241
        Avram A. Glazer                            ---                      ---
        Malcolm I. Glazer                          ---                      ---
        Kevin E. Glazer                            ---                      ---
        Donald K. McKay                        200,000                      ---
        William W. Robertson                   250,000                      ---
        Jeffrey P. Rhodenbaugh                 275,000                      ---
        All directors and executive          1,425,000                  265,482
        officers as a group (11 people)

(6) Includes an aggregate of 20,000 shares held in the name of Mr. Dotterweich's wife as to which he may be deemed to have shared voting and investment power.

(7)     Less than one percent.

(8)     Avram A. Glazer and Kevin E. Glazer are sons of Malcolm I. Glazer.

        Section 16(a) of the Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of the Company's outstanding Common Stock, to file reports of ownership and changes in ownership of such securities with the Commission. Officers, directors and greater than ten-percent beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of the forms furnished to the Company, and written representations from certain reporting persons that no other reports were required, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors and ten-percent holders during or with respect to the Company's fiscal year ended January 31, 1997 were met.

1.  ELECTION OF DIRECTORS

        Three members of the Board of Directors will be elected to the class of the Board of Directors which term expires at the annual meeting of stockholders in the Company's fiscal year ending January 31, 2001. One member of the Board of Directors will be elected to fill the vacancy created by the death of Thomas Anderson, which term expires at the Annual Meeting of Stockholders in the Company's fiscal year ending January 31, 1998.

        The shares represented by proxies received by the Board of Directors will be voted, in the absence of any contrary direction therein, for the election of the nominees hereinafter listed and described. The Board of Directors believes that the persons named will be available, but if any nominee becomes unwilling or unable to serve as a director, the proxies will be voted for another individual to be selected by the Board of Directors. The affirmative vote of a plurality of the shares of the Company's Common Stock represented at the Annual Meeting is required for the election of directors.

        Malcolm I. Glazer, Barry L. MacLean and Jeffrey P. Rhodenbaugh are nominated, and upon election will hold office for three year terms, expiring at the annual meeting of stockholders in the Company's fiscal year ending January 31, 2001, and until their successors are chosen and have qualified. William E. Dotterweich is nominated, and upon election, will hold office for a one year term expiring at the Annual Meeting of Stockholders in the Company's fiscal year ending January 31, 1998.

        Certain other information (as of the date of this proxy statement) concerning the above-mentioned nominees and the current directors who will continue to serve on the Board of Directors after the Annual Meeting is set forth below.


Board Members and Nominees                      Age
----------------------------                    ---
Daniel B. Greenwood (member)                    77
William E. Dotterweich (member and nominee)     61
Jeffrey P. Rhodenbaugh (nominee)                42
Avram A. Glazer (member)                        36
Kevin E. Glazer (member)                        35
Malcolm I. Glazer (member and nominee)          68
Charles E. Hutchinson, Ph.D. (member)           61
Richard A. Kent (member)                        51
Barry L. MacLean (member and nominee)           58



        Mr. Dotterweich, a member and nominee, has served as a member of the Board of Directors since May 1995. Mr. Dotterweich has been Chief Executive Officer of the Company since December 1993 and served as President and Chief Operating Officer of the Company from December 1993 until September 1996. Mr. Dotterweich has announced that he will retire as Chief Executive Officer effective May 1, 1997. From 1989 to 1992 Mr. Dotterweich worked for the Company in a consulting capacity. Prior to that time, from 1985 until 1989, Mr. Dotterweich served as President and Chief Operating Officer of the Company. Mr. Dotterweich was a director of the Company from January 1985 to September 1988. From 1981 to 1985 Mr. Dotterweich was employed by Beatrice as President of its Commercial Equipment Division which included the food service equipment group.

        Mr. Rhodenbaugh, a nominee to the Board of Directors, has been President and Chief Operating Officer of the Company since September 1996. Mr. Rhodenbaugh will become Chief Executive officer of the Company after Mr. Dotterweich's retirement on May 1, 1997. He was President of Beverage-Air from March 1996 to September 1996. From April 1993 to March 1996 he served as Executive Vice President of Beverage-Air. He also served as Vice President of Marketing of the Company from January 1991 to September 1996. He served as President of Wells from January 1990 to January 1991 and as Wells' Vice President of Sales and Marketing form 1986 to January 1990. Mr. Rhodenbaugh joined Wells after nine years at Hobart Corporation as a field sales employee and national account manager. Mr. Rhodenbaugh serves on the Board of Directors and Executive Committee of the North American Association of Food Equipment Manufacturers (NAFEM).

     Mr. Malcolm I. Glazer is a member and nominee to the Board of Directors.
He has been a self-employed, private
investor whose diversified portfolio consists of investments in television broadcasting, restaurants, health care, banking, real estate, sports franchises, stock, and corporate bonds for more than the past nine years. He has been President and Chief Executive Officer of the First Allied Corporation since 1984. He is Chairman of the Board of Directors of Zapata, a director and Chairman of the Board of Houlihan's Restaurant Group Inc., ("HRGI") and a director of Envirodyne. He is a member of the group (which also includes Avram and Kevin Glazer) which owns approximately 71% of the outstanding voting stock of HRGI, a restaurant holding company, which is the holding company for restaurant subsidiaries (including Houlihan's Restaurants) that regularly purchase restaurant equipment manufactured by the Company. All such transactions are on regular trade terms. Malcolm Glazer is the father of Avram Glazer, who is a nominee and a current director, and Kevin Glazer, who is a current director. Mr. Glazer has served as a director since May 1994.

        Mr. MacLean is a member and nominee to the Board of Directors. He is currently the President and Chief Executive Officer of MacLean-Fogg Company, a manufacturer of automotive parts and products for the power and telephone utilities businesses, and has served in those positions since 1972. Mr. MacLean also serves as a Director of Oce-U.S.A., Inc and L.R. Nelson Corp., a manufacturer of lawn and garden sprinklers. Mr. MacLean is a Director and a former Chairman of the Illinois Manufacturers Association, and is a trustee of Dartmouth College. Mr. MacLean has served as a director of the Company since March 1992.

        Mr. Greenwood, a member of the Board of Directors, has served as Chairman of the Board since January 1985, and as Chief Executive Officer of the Company from that date until September 1988 and from November 16, 1993 to January 31, 1995. Before becoming Chairman he was employed by Taylor (one of the Company's divisions) for thirty years, most recently as President. Mr. Greenwood has served as a director since 1985. His current term as a director expires in fiscal 1999.

        Mr. Kevin E. Glazer, a member of the Board of Directors, has been employed by, and works on behalf of, Malcolm Glazer and a number of entities owned and controlled by Malcolm Glazer, for more than the past ten years, with his principal responsibilities including overseeing the operations of Malcolm Glazer's investment interests, including serving as a Vice President of First Allied Corporation since 1986. He also serves as a director of HRGI and Savannah Bank N.A. See the discussion above, in the information regarding Malcolm Glazer, regarding HRGI's purchase of equipment manufactured by the Company. Kevin Glazer is the son of Malcolm Glazer and the brother of Avram Glazer, both of whom are members of the Board of Directors. Mr. Glazer has served as a director since May 1994 and his current term expires in fiscal 1999.

        Mr. Avram A. Glazer, a member of the Board of Directors, has been employed by, and works on behalf of, Malcolm I. Glazer and a number of entities owned and controlled by Malcolm Glazer, for more than the past ten years, with his principal responsibilities including identifying, implementing, monitoring and disposing of Malcolm Glazer's investment interests, including serving as President and Chief Executive Officer of Zapata Corporation ("Zapata"), a natural gas company, since March 1995. He is also a director of Zapata and Envirodyne Industries, Inc., a packaging materials company ("Envirodyne"). He also serves as a director of HRGI. See the discussion above, in the information regarding Malcolm Glazer, regarding HRGI's purchase of equipment manufactured by the Company. Avram Glazer is the son of Malcolm Glazer and the brother of Kevin Glazer, who are each members of the Board of Directors. Mr. Glazer has served as a director since May 1994. His current term as a director expires in fiscal 2000.

        Dr. Hutchinson, a member of the Board of Directors, is Dean (Emeritus) of the Thayer School of Engineering at Dartmouth College. He was Dean of the Thayer School of Engineering at Dartmouth College from 1984 to 1994. Dr. Hutchinson holds a Ph.D. from Stanford University. Dr. Hutchinson has also been a Professor at the University of Massachusetts, has published extensively and has extensive consulting experience with both public and private entities. He is a member of the Board of Directors of Markem Corporation, Hypertherm, Inc. and Interact Medical Technology Inc. Dr. Hutchinson has served as a director of the Company since March 1992. His current term as a director expires in fiscal 2000.

        Mr. Kent, a member of the Board of Directors, is currently Chairman and Chief Executive Officer of Kentco Capital Corporation. He is also President of Parco Foods L.L.C. Mr. Kent was formerly Chairman/Chief Executive Officer and President of Orval Kent Food Company, Inc. Mr. Kent is a past Vice President and a member of the Board of Directors of the Salad Manufacturers Association. Mr. Kent has served as a director of the Company since March 1992. His current term as a director expires in fiscal 2000.

2.  APPROVAL OF A PLAN OF CORPORATE RESTRUCTURING

INTRODUCTION

        Since the company was reorganized in 1992, it has operated principally as a consolidated entity, holding most of its assets directly and conducting its operations through four principal divisions (Taylor Company, Beverage-Air, Wells/Bloomfield and World Dryer). The divisions operate as separate business units, with the Company's Corporate Office, located in Aurora, Illinois, performing essential corporate functions and providing oversight and coordination. The Company also has several subsidiaries, most of which are foreign sales subsidiaries.

        The Board of Directors, upon the recommendation of management after consultation with its independent accountants, has approved the adoption of the Restructuring Plan, authorizing the Company (upon satisfaction of certain conditions) to transfer (by sale, lease or other means) some or substantially all of its operating, manufacturing, sales and marketing assets to the newly formed wholly-owned subsidiary. Under the Restructuring Plan, the Company would retain direct ownership of all assets located at or used in the Corporate Office, as well as all intellectual property rights, and potentially other assets.

        The Board of Directors believes that the new proposed holding company structure would permit improved delineation of administrative and other responsibilities within the corporate structure and would allow the executive employees to more effectively concentrate their efforts on the concerns of the consolidated enterprise as a whole. This would, through the delineation of responsibilities, permit increased focus to be placed on the strategic aspects of the business including business combinations, strategic dispositions and joint ventures. An additional benefit from the reorganization would be that by placing the intellectual property rights in the holding company corporation they could be insulated from claims of future creditors of the subsidiaries. Finally the Board of Directors believes that there is the potential for future state income tax savings by further segregating the operating and holding company functions to more appropriately recognize the value of the intellectual property and management services provided to the operating companies.

        The Restructuring Plan is attached hereto as Exhibit A, and the discussion of the Restructuring Plan is qualified in its entirety by reference thereto.

REASONS FOR THE RESTRUCTURING

        Upon full implementation of the Restructuring Plan, the Company would become principally a holding company, with its domestic manufacturing and sales operations being conducted by the newly-formed Subsidiary. The holding company structure should yield the following advantages, without any material change or effect in the overall operations of the Company, rights of Company stockholders or the location of the Company's facilities:

      * Enhanced flexibility in the management and financing of new and existing business operations.
      * Facilitation of  strategic dispositions of existing businesses.
      * Facilitation of formation (and limitation of risks to the Company as a whole) of joint ventures or other strategic alliances and business combinations.
      * Protection of the Company's valuable intellectual property rights from the claim of future creditors of the Subsidiaries.
      * Potentially significant tax savings.

        The implementation of the Restructuring Plan will have no effect on the presentation of the consolidated financial statements of the Company. The Company will continue to report its financial operations and condition on a consolidated basis.

POTENTIAL STRUCTURE; EFFECT OF THE RESTRUCTURING PLAN

        The following diagrams show the present corporate structure of the Corporation and its subsidiaries and the potential structure which would result from implementation of the proposed internal restructuring.



                             CURRENT ORGANIZATION

                      SPECIALTY EQUIPMENT COMPANIES, INC.


                                                                                                 Specialty
              Taylor Freezer                              Bloomfield                             Equipment
Taylor-          (Cyprus)            Taylor Freezer       Industries            FM             Foreign Sales
Chicago          Limited                Italy SRL           Canada         Manufacturing        Corporation





                             PROPOSED ORGANIZATION

                      SPECIALTY EQUIPMENT COMPANIES, INC.
                               (HOLDING COMPANY)



               Taylor                                              Specialty                             Specialty
               Freezer           Taylor          Bloomfield        Equipment                             Equipment
Taylor-       (Cyprus)       Freezer Italy       Industries-       (Operating           FM             Foreign Sales
Chicago        Limited            SRL              Canada           Company)       Manufacturing        Corporation




        Pursuant to the Restructuring Plan, the Board of Directors retains the discretion to determine whether and when to make any transfers to Subsidiaries, and to determine which assets, if any, should be transferred. The Board of Directors, with the assistance of the Company's management, is planning to accomplish the Restructuring Plan, the general terms of which are described below. It is currently contemplated, assuming stockholder approval of the Restructuring Plan, that the restructuring can be accomplished on or before the beginning of the fiscal year commencing February 1, 1998. Nevertheless, there can be no assurances that the Board of Directors will determine to restructure the Company pursuant to the Restructuring Plan.

        Under the Restructuring Plan, the Company would transfer substantially all of its domestic assets (excluding all intellectual property rights and assets related to the corporate office, and potentially other assets) to the Operating Subsidiary. The Operating Subsidiary would perform all of the Company's manufacturing, sales and product development activities. The Company in turn would continue to perform management, finance and administrative functions, as well as licensing the

Company's intellectual property to the Operating Subsidiary. All of the Company's employees, other than the employees working at the Company's Corporate Office in Aurora, Illinois would become employees of the Operating Subsidiary. The Company would receive from the Operating Subsidiary (i) management fees for the performance of Corporate Office functions, (ii) royalties in connection with the licensing of the Company's intellectual property and (iii) dividend payments, to the extent any such dividends are declared by Operating Subsidiary's board of directors. In addition, the Operating Subsidiary and the Company from time to time might engage in other transactions with each other, including making or receiving intercompany loans.

        Based upon the Company's financial statements (January 31, 1997), the assets likely to be transferred to the Operating Subsidiary are all but $5.6 million of the Company's total assets (such remaining amount representing principally the book value of the Company's intellectual property rights after applicable amortization.

        Use of Assets Following Restructuring. Although pursuant to the Restructuring Plan, the Company would transfer legal ownership of some or substantially all of its operating, manufacturing, sales and marketing assets to the Operating Subsidiary, such assets would continue to be used for the same purposes as at present.

        Effect on Corporation's Financial Statement. The implementation of the Restructuring Plan, regardless of the structure, will have no effect on the presentation of the consolidated financial statements of the Company. The Company will continue to report its financial operations and condition on a consolidated basis.

        No Effect on a Pro Forma Basis. Were the Company to prepare a pro forma consolidated financial statement giving effect to the Restructuring Plan as of the beginning of the Company's fiscal year ended January 31, 1997 (or any prior year), there wold not be any pro forma adjustments required to account for the effects of the Restructuring Plan. Rather, the effect of the Restructuring Plan is that all or substantially all of the Company's net sales and income (loss) from operations (on a consolidated basis) will be generated by the Operating Subsidiary, and the Company's principal source of revenue (on an unconsolidated basis) will be dividends from the Operating Subsidiary and intra-company charges related to management fees and royalties.

        Assumption of Liabilities. Regardless of the structure, the assets transferred to any Subsidiary will be transferred subject to all related liabilities and obligations; however, the Company will continue to be obligated as to those liabilities. More specifically, pursuant to the Indenture (the "Indenture"), dated as of December 1, 1993 between the Company and Harris Trust and Savings Bank, as trustee, the Operating Subsidiary will be required to execute and deliver a supplemental indenture to the Indenture providing for the guarantee of the Company's obligation pursuant to the 11-3/8% Senior Subordinated Notes due 2003 issued under the Indenture (the "Notes"), and other agreements binding upon the Company may require similar guarantees. As a result of such guarantees of a Company obligation, the legal responsibility for such obligation of the Company on a consolidated basis would be unchanged by implementation of the Restructuring Plan.

        Effects on Stockholders. The outstanding stock of the Corporation would not be affected by consummation of the Restructuring Plan. Stockholders of the Company would continue to have the same voting, dividend and liquidation rights before and after implementation of the Restructuring Plan. However, stockholders of the Company would not be entitled to elect the directors of the Operating Subsidiary. Instead stockholders of the Company would elect the directors of the Company, who would have overall responsibility for the management of the Company and the Operating Subsidiary. Directors of any Subsidiary would be elected by the Board of Directors of the Company (or boards of the immediate parent of any such Subsidiary) which would be the sole stockholder of the Subsidiaries (other than Subsidiaries which are wholly-owned subsidiaries of other Subsidiaries). In addition, stockholders of the Company would not be entitled to vote on amendments to the Operating Subsidiary's charter or by-laws.

        The Restructuring Plan provides that if the Company were to make a further disposition of the stock of any of the Operating Subsidiary or if any such Subsidiary disposes of its assets, in either case to parties other than the Company and/or its wholly-owned subsidiaries, the Company first would seek stockholder approval of such transaction if the stock or assets involved constitute all or substantially all of the assets of the Company and its subsidiaries taken as a whole. For this reason, the restructuring will not substantially alter stockholders' rights to approve dispositions of all or substantially all of the

Company's assets. Although the Company has no present intentions to cause the Operating Subsidiary to make further transfers of assets following implementation of the Restructuring Plan (other than to other Subsidiaries and/or the Company), the Company does not intend to seek stockholder approval of any subsequent dispositions of assets by the Operating Subsidiary or of the stock of any Subsidiary, unless such assets or stock to be transferred constitute all or substantially all of the assets of the Company and its subsidiaries, taken as a whole. Furthermore, it is possible that the Operating Subsidiary may not be wholly-owned in the future, although the Company has no present plan to sell or issue stock in the Operating Subsidiary to anyone other than the Company and/or its direct and indirect wholly-owned subsidiaries. In the event the Operating Subsidiary were to so issue shares, the Company's shareholders would be subject to dilution, if such issuance were to any person or entity other than the Company (whether such issuance was in a public offering or a private placement). Currently, the maximum amount of dilution possible is limited by the number of shares of Common Stock authorized under
the Company's Certificate of Incorporation, which may only be amended   with
the approval of the Company's stockholders. Following the Restructuring Plan, the only similar limitation on dilution will be the requirement that an issuance of the Operating Subsidiary's stock which constitutes a sale of substantially all of the Company's consolidated assets will require approval of the Company's stockholders.

        Under applicable Delaware law, following consummation of the Restructuring Plan, the statutory right of the Company's stockholders to inspect the books and records of the Company may not extend to the books and records of the Operating Subsidiary which is a separate legal entity of which the sole stockholder is the Company. However, because the Company is a public company subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended, and the rules of the NASDAQ National Market, information regarding the Company and its subsidiaries is available to stockholders without resort to the statutory right to inspect the Company's books and records.

        Effects on Management.    The proposed restructuring will not result in
any changes in the current membership of the Board of Directors of the Company, and is not expected to result in any change in the Company's officers. Persons who are currently serving as officers of the Company may continue to be officers' and/or directors of the Operating Subsidiary. Although there are no plans to make any changes in compensation or benefits in connection with implementation of the Restructuring Plan, the Board of Directors retains discretion to adjust compensation and benefits as it deems appropriate.

TAX CONSEQUENCES OF CONSUMMATION OF THE RESTRUCTURING PLAN


        The Company does not believe that it will incur any material tax liabilities in connection with the proposed transfers of assets to the Operating Subsidiary. The Company has not requested or received, and does not contemplate requesting, a ruling from the Internal Revenue Service or any state taxing authority as to the tax consequences of any such transfers or the Restructuring Plan. However, consummation of the Restructuring Plan, or any part thereof, is conditioned upon receipt by the Company of a favorable opinion of its tax advisor regarding the tax consequences of any such transfers, and the structuring will not be consummated unless such an opinion can be obtained. Such an opinion, if it is rendered, will represent such advisor's best judgement based on current law, but, however, will not be binding on the Internal Revenue Service, any state taxing authority or any court of competent jurisdiction.


CONDITIONS TO IMPLEMENTATION OF THE RESTRUCTURING PLAN

        Section 271(a) of the Delaware General Corporation Law requires that the sale, lease or exchange of all or substantially all of the corporation's assets be approved by its Board of Directors and authorized by a resolution adopted by the holders of a majority of the outstanding stock of the corporation entitled to vote. Although it is unclear that the transfer of assets to a wholly owned subsidiary, which includes an assumption of liabilities by the subsidiary, falls within Section 271(a), there is no clear authority under Delaware law which would exempt such a transaction from Section 271(a)'s requirements. Accordingly, in order to ensure compliance with applicable law, the Board of Directors have determined to submit the Restructuring Plan to a binding stockholder vote. If the stockholders do not approve the Restructuring Plan, it will not be consummated. However, the submission of the Restructuring Plan to stockholders is not intended to affect the Company's right, under applicable Delaware law, to dispose of less than all or substantially all of its assets without stockholder approval. Thus, even if the Restructuring Plan is not approved by the stockholders, the Company may from time to time in the future transfer portions of its assets to subsidiaries or to third parties on terms and for consideration approved by the Board of Directors, subject to applicable Delaware law, without seeking stockholder approval.

        In addition to being subject to stockholder approval and the discretion of the Board of Directors, the implementation of the Restructuring Plan is subject to receipt of a favorable opinion of the Company's tax advisor, as discussed in "Tax Consequences of Consummation of the Restructuring Plan"; receipt of all necessary consents and approvals of lenders, lessors and other parties; and completion of various administrative requirements. In the event that these conditions are not materially satisfied, the Restructuring Plan will not be consummated. No federal or state regulatory requirements must be complied with, nor must any governmental approval be obtained, in order to effectuate the Restructuring Plan.

RIGHTS OF  DISSENTING STOCKHOLDERS

        Stockholders of the Company are not entitled to any appraisal or similar rights under Delaware law in connection with the approval, adoption or consummation of the Restructuring Plan.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL

        The Board of Directors believes that the adoption of the Restructuring Plan will promote the interests of the Company and its stockholders. Accordingly, the Board of Directors has approved the adoption of the Restructuring Plan and recommends that stockholders vote "FOR" the proposal to adopt and approve the Restructuring Plan. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise.

               DIRECTORS COMMITTEES, MEETINGS AND COMPENSATION

        The Board of Directors met four times in the Company's fiscal year ending January 31, 1997. Board Committees include an Audit Committee, which met one time during the last fiscal year, a Compensation Committee, which met one time during that year, a Restricted Stock Committee, which met one time during that year and a Stock Incentive Committee which met one time during that year. The Board does not have a standing Nominations Committee.

        All members of the Board of Directors attended each of the meetings of the Board and each of the meetings of the committees on which he served in the Company's fiscal year ending January 31, 1997 held during the period in which he was a director.

        Each director who is not an employee of the Company receives $28,000 annually, paid in quarterly installments in advance, plus expenses paid for each regular quarterly meeting attended. Each of the current directors, other than Mr. Greenwood, Mr. Dotterweich, Mr. Avram Glazer, Mr. Kevin Glazer, and Mr. Malcolm Glazer, received options pursuant to the Specialty Equipment Companies, Inc. Non-Employee Directors Long-Term Incentive Plan (the "Director Plan"), described below. Mr. Greenwood and Mr. Dotterweich do not receive fees for their services as directors.

        The Audit Committee consists of Mr. MacLean, Mr. Avram Glazer and Mr. Hutchinson This Committee considers matters relating to internal controls and compliance with accounting policies. It also recommends independent auditors to the Board of Directors and reviews the independence of such auditors, approves the scope of the annual audit activities of the independent auditors and reviews the audit fee payable to the independent auditors and the audit results.

        The Restricted Stock Committee consists of Mr. MacLean, Mr. Kent and Mr. Hutchinson. The Committee administers the Company's Restricted Stock Plan.

        The Compensation Committee consists of Mr. MacLean, Mr. Kent, Mr. Greenwood and Mr. Malcolm Glazer. The Compensation Committee reviews and makes recommendations to the Board of Directors on compensation of corporate officers and presidents of the Company's divisions.

        The Stock Incentive Committee consists of Mr. Hutchinson, Mr. Kent, Mr. MacLean and Mr. Avram Glazer. The Stock Incentive Committee administers the Company's Executive Long-term Incentive Plan ("Employee Plan").

THE NON-EMPLOYEE DIRECTOR OPTION PLAN

        Effective May 6, 1993, the Company adopted the Director Plan.

        Pursuant to the Director Plan, on May 6, 1993 each of the five non-employee directors then serving or elected to serve on the Board of Directors was granted an option to purchase 175,241 shares of Common Stock at a price of $1.00 per share; the aggregate grants under the Director Plan totaled 876,205 shares. Each of Messrs. Hutchinson, Kent and MacLean received such an option, as well as two former directors.

        The options granted under the Director Plan all vested and became exercisable on May 6, 1995, as on such date all of the conditions to vesting were satisfied. The exercise price for options granted under the Director Plan must be paid in cash. All options granted pursuant to the Director Plan expire on May 6, 2000. Options awarded pursuant to the Director Plan may not be transferred except in certain circumstances by will or by the laws of descent and distribution. Options under the Director Plan that are vested and exercisable at the date of a grantee's termination of service generally may be exercised for three months thereafter, except that such awards may be exercised for three years after death, disability and/or retirement.

        The following table sets forth the number of shares covered by options, all of which are exercisable, held by each non-employee director holding options pursuant to the Director Plan on January 31, 1997 and the aggregate gains that were realized upon their exercise during the fiscal year ended January 31, 1997 or would have been realized had those options been exercised on January 31, 1997. These calculations assume a market value for a share of Common Stock of $13.50, which was the closing price of the Common Stock on January 31, 1997, as quoted on the Nasdaq Stock Market.

                    AGGREGATED NON-EMPLOYEE DIRECTOR PLAN
     EXERCISES IN LAST FISCAL YEAR END AND FISCAL YEAR END OPTION VALUES

                                                          NUMBER OF
                                                          SECURITIES           VALUE OF
                                                          UNDERLYING         UNEXERCISED
                      SHARES ACQUIRED                    UNEXERCISED         IN-THE-MONEY
                       ON EXERCISE    VALUE REALIZED       OPTIONS             OPTIONS
                           (#)             ($)          AT FY-END (#)       AT FY-END ($)
                      --------------  --------------    -------------       -------------
Richard A. Kent         ---             ---                175,241           2,190,513
Barry L. MacLean        ---             ---                 90,241           1,128,013


                            EXECUTIVE COMPENSATION

        The following summary compensation table (the "Compensation Table") summarizes compensation information with respect to Mr. Dotterweich, who served as Chief Executive Officer during fiscal 1996, and the four other most highly compensated executive officers of the Company (collectively, the "Named Executives") in fiscal 1996 for services rendered during such fiscal year.


                                           SUMMARY COMPENSATION TABLE
                                           --------------------------
                                                                        LONG-TERM COMPENSATION
                                                                        ----------------------
                                    ANNUAL COMPENSATION                  AWARDS             PAYOUT
                                    -------------------                  ------             ------
                                                                 RESTRICTED
                                                                   STOCK       OPTIONS/               ALL OTHER
                                           SALARY     BONUS       AWARD(S)       SARS    LIP PAYOUT  COMPENSATION
NAME AND PRINCIPAL POSITIONS  FISCAL YEAR  ($)(2)   ($)(2)(4)       ($)          (#)        ($)         ($)(1)
----------------------------  -----------  ------   ---------     -----          ----     -------      --------

Daniel B. Greenwood (3)          1995      340,000   340,000        N/A          N/A        N/A         25,649
 (Chairman of the Board)         1996      200,000   200,000        N/A          N/A        N/A         30,897
                                 1997      200,000   172,200        N/A          N/A        N/A         35,648

William E. Dotterweich           1995      300,000   300,000        N/A        375,000      N/A            580
 (Chief Executive Officer)       1996      450,000   450,000        N/A          N/A        N/A          1,579
                                 1997      450,000   450,000        N/A          N/A        N/A          1,995


Donald K. McKay                  1995      170,000   170,000        N/A          N/A        N/A         11,185
 (Executive Vice President,      1996      180,000   180,000        N/A          N/A        N/A         15,213
 Chief Financial Officer,        1997      193,000   166,906        N/A          N/A        N/A         17,929
 Treasurer and Secretary)

William W. Robertson             1995      180,000   180,000        N/A          N/A        N/A          6,075
 (President, Beverage-Air)       1996      200,000   200,000        N/A          N/A        N/A         11,683
                                 1997      220,000   171,798        N/A          N/A        N/A          9,475

Jeffrey P. Rhodenbaugh           1995      144,000   144,000        N/A          N/A        N/A          3,108
 (Chief Operating Officer,       1996      155,000   155,000        N/A          N/A        N/A          3,451
President and Chief              1997      235,417   196,928        N/A         50,000      N/A          2,959
Executive Officer, Taylor)

(1) Benefits include premiums paid by the Company with respect to term life insurance for the benefit of the beneficiaries of the Named Executives and the value of leased cars for the use of certain named Executives, and in the case of Mr. McKay, Mr. Greenwood, Mr. Robertson and Mr. Rhodenbaugh, includes interest imputed on non-interest bearing loans from the Company for payment of taxes on Restricted Stock holdings. See "--Certain Transactions."

(2) Includes elected deferrals under the Specialty Equipment Companies Retirement Savings Plan.

(3) Mr. Greenwood also served as Chief Executive Officer during all of fiscal 1995.

(4) Effective September 1, 1997, Mr. Rhodenbaugh's annual salary was increased to $300,000 upon his appointment as President and Chief Operating Officer. Mr. Rhodenbaugh will become Chief Executive officer of the Company after Mr. Dotterweich's retirement on May 1, 1997.

        Defined Benefit Plans

        The Company maintains the Specialty Equipment Companies Retirement Income Plan ("Retirement Plan") for certain of its salaried employees, including executive officers. The Company also maintains the Specialty Equipment Companies Supplemental Retirement Plan ("Supplemental Plan") for certain of its salaried employees, including executive officers, in order to provide benefits in an amount equal to the excess of the benefits that would be paid under the Retirement Plan were it not for the limitations on benefits imposed by the IRC. The benefits under the Supplemental Plan are provided by means of unfunded payments made by the Company to the individuals eligible for such payments, as described in the

Supplemental Plan. Based on estimated Social Security benefit levels and on IRC and Retirement Plan applicable limitations in fiscal 1996, the table below
reflects annual benefit payments in the form of a single life   annuity at age
65 to participants in the Retirement Plan, as supplemented by the Supplemental Plan, at specified compensation levels (based on final average annual earnings -- that is, cash compensation in the five calendar years in which compensation was highest, during the last fifteen calendar years) and with specified lengths of service.


                    YEARS OF CREDITED SERVICE AT RETIREMENT
FINAL
AVERAGE
ANNUAL
EARNINGS     5       10       15       20       25       30       40
--------  ------   ------   -------  -------  ------  -------  -------
 150,000  10,057   20,113   30,170   40,226   50,283   60,340   82,044
 200,000  13,807   27,613   41,420   55,226   69,033   82,840  112,044
 250,000  17,557   35,113   52,670   70,226   87,783  105,340  142,044
 300,000  21,307   42,613   63,920   85,226  106,533  127,840  172,044
 350,000  25,057   50,113   75,170  100,226  125,283  150,340  202,044
 400,000  28,807   57,613   86,420  115,226  144,033  172,840  232,044
 450,000  32,557   65,113   97,670  130,226  162,783  195,340  262,044
 500,000  36,307   72,613  108,920  145,226  181,533  217,840  292,044
 550,000  40,057   80,113  120,170  160,226  200,283  240,340  322,044
 600,000  43,807   87,613  131,420  175,226  219,033  262,840  352,044
 650,000  47,557   95,113  142,670  190,226  237,783  285,340  382,044
 700,000  51,307  102,613  153,920  205,226  256,533  307,840  412,044
 750,000  55,057  110,113  165,170  220,226  275,283  330,340  442,044
 800,000  58,807  117,613  176,420  235,226  294,033  352,840  472,044
 850,000  62,557  125,113  187,670  250,226  312,783  375,340  502,044

        For purposes of determining the collective pension benefits under the Retirement Plan and the Supplemental Plan, the years of credited service and final average annual earnings (as though the executive officer had retired at
age 65 on January 31, 1997 for the Named Executives are as follows:   Mr.
Dotterweich, 13 years and $791,107. Mr. McKay, 19 years and $365,970; Mr. Robertson, 26 years and $373,262; and Mr. Rhodenbaugh, 10 years and $257,437. Mr. Greenwood is not eligible to participate in either the Retirement Plan or the Supplemental Plan.

        Employee Option Plan

        Each of the Company's executive officers are eligible to be granted awards under the Employee Plan. The Employee Plan, as amended, permits the delivery of a maximum of 4,004,814 shares of the Company's Common Stock on account of the exercise of Awards. Of this amount of shares of the Company's Common Stock, a maximum of 1,500,000 shares of the Company's Common Stock may be made subject to Awards granted to any particular individual.

        The following table sets forth the number of shares covered by exercisable and unexercisable options held by the Named Executives on January 31, 1997 and the aggregate gains that would have been realized had those options been exercised on January 31, 1997, whether these options were exercisable or not, on January 31, 1997. These calculations assume a market value for a share of Common Stock of $13.50, which was the closing price of the Common Stock on January 31, 1997, as quoted on the Nasdaq Stock Market. During the Company's fiscal year ended January 31, 1997, none of the Named Executives acquired any shares of Common Stock through the exercise of options.

                            NUMBER OF SHARES COVERED BY       VALUE OF OPTIONS AS OF
                                       OPTIONS ON                JANUARY 31, 1997
                                    JANUARY 31, 1997               (IN DOLLARS)
NAME                        EXERCISABLE   UNEXERCISABLE  EXERCISABLE    UNEXERCISABLE
----                        -----------   -------------  -----------    -------------
William E. Dotterweich (1)      375,000             ---   $2,056,250              ---
Daniel B. Greenwood             325,000             ---    4,062,500              ---
Donald K. McKay                 200,000             ---    2,500,000              ---
William W. Robertson            250,000             ---    3,125,000              ---
Jeffrey P. Rhodenbaugh (2)      225,000          50,000    2,812,500          $75,000

        (1) Option values are calculated based upon the difference between the closing market price of the Company's common stock as reported on the NASDAQ National Market on January 31, 1997 ($13.50) and the applicable exercise prices of the options.

        (2) All of the options granted to Mr. Rhodenbaugh vest two years after the date of grant. 225,000 options were granted on June 8, 1993 at an exercise price of $1.00 and 50,000 options were granted on August 21, 1996 at an exercise price of $12.00.

        Options awarded pursuant to the Employee Plan may not be transferred except in certain circumstances by will or by the laws of descent and distribution. Options under the Employee Plan that are vested and exercisable at the date of a grantee's termination of service generally may be exercised for three months thereafter, except that such awards may be exercised for three years after death, disability and/or retirement.

            OPTION GRANTS IN THE FISCAL YEAR ENDED JANUARY 31, 1997



                           PERCENT OF TOTAL
                              OPTIONS                                          POTENTIAL REALIZED VALUE AT
                             GRANTED TO      EXERCISE OR                           ASSUMED ANNUAL RATES
               OPTIONS       EMPLOYEE IN     BASE PRICE      EXPIRATION DATE   OF STOCK PRICE APPRECIATION
   NAME       GRANTED (#)  FISCAL YEAR (1)   ($/SHARE) (2)           (3)          FOR OPTION TERM (4)
   ----       -----------  ----------------  -------------   ---------------   ---------------------------
                                                                               5% ($)              10% ($)
                                                                               ------              -------

Jeffrey P.
Rhodenbaugh     50,000           100%           $12.00           8/21/03       $244,260            $569,230

---------------
 (1) Stock options exercisable into 50,000 shares of Common Stock were granted to all employees and non-employee directors of the Corporation as a group during the fiscal year ended January 31, 1997.

 (2)    The exercise price is the closing market price on the date of grant.

 (3) Options vest and become exercisable commencing on the second anniversary of the grant date, and expire in five years from the vesting date.

 (4) The dollar amounts under the potential realizable values columns use the 5% and 10% rates of appreciation permitted by the SEC, and are not intended to forecast actual future appreciation in the stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company's Common Stock. There can be no assurance the amounts reflected in this table will be achieved. The assumed rates are compounded annually to the full seven year term of the options.

EMPLOYMENT AGREEMENTS

        The Company has entered into employment agreements with each of its executive officers (other than Mr. Dotterweich), among others, whereby the Company agreed to retain each of them and each of them has agreed to remain in the employ of the Company for two years from December 19, 1993. Each of these Agreements were renewed for an additional two year term, effective December 19, 1995, and were amended so that they will automatically renew for additional two year terms unless either party delivers notice within 90 days prior to the end of the then applicable term. The Company also has entered into an employment agreement with Mr. Dotterweich dated as of February 1, 1995 (the "Dotterweich Agreement").

        Under the terms of the employment agreement for the executive officers (other than Mr. Dotterweich), each executive officer is to receive: a salary equal to his salary as of the date of his employment agreement, with any increases subject to the discretion of the Compensation Committee and the approval of the Board of Directors; a bonus determined by the Compensation Committee with the approval of the Board of Directors; participation in any employee stock option program, such as the Employee Plan, that may be adopted; participation in other incentive, savings and retirement plans, welfare benefit plans and fringe benefits, expense reimbursement and vacation policies applicable to Company executives; and indemnification for liabilities arising from his service whether arising before or during the term of his employment agreement.

        Also, each executive officer (other than Mr. Dotterweich), upon (i) termination without cause, (ii) death, (iii) permanent disability or (iv) termination for good reason, will be entitled to: (a) continuation of monthly salary, health and life insurance in effect on the termination date for the "Continuation Term" (although the agreements do not provide for continuation payments if the employment of the executive is terminated at any time after the expiration date of such person's employment agreement); (b) such terminated executive officer's share of cash incentive bonus earned in the year of termination prorated based on the time employed during the year; and (c) the continuation of any unexercised options as specified in the Plan. The Continuation Term is six months, unless the termination which gives rise to the severance benefits occurs following a Change of Control (as defined therein), in which case the Continuation Term is 24 months. If a change of the ownership or effective control of a substantial portion of the assets of the Company results in any executive officer becoming subject to the 20% excise tax on excess parachute payments, the Company will reimburse such person for the amount of the excise tax due and all taxes on the reimbursement up to a maximum reimbursement limit of five times the excise tax.

        The Dotterweich Agreement provides, in the event of an involuntary termination (other than for Cause as defined in the Employee Plan) that (a) the Company will make cash payments of (i) $500,000 to Mr. Dotterweich at termination, and (ii) within 60 days of the fiscal year end, a prorated portion of the bonus which would have been payable to Mr. Dotterweich under the Company's bonus formula as in effect on the date of his termination. The Company will also provide Mr. Dotterweich and his wife with health and dental insurance for their respective lifetimes. In addition, upon any such involuntary termination, all stock options granted to Mr. Dotterweich under the Employee Plan will fully vest. For the purposes of the Dotterweich Agreement, the term "involuntary termination" includes Mr. Dotterweich's resignation following an involuntary removal from his position as Chief Executive Officer of the Company and/or its successor, or any involuntary compensation reduction which causes Mr. Dotterweich to resign.

        Under the Dotterweich Agreement following a Change in Control (defined as a change of ownership of 50% or more of the Company's Common Stock or control of 50% or more of the seats on the board of directors), Mr. Dotterweich will have a 90-day period in which he may elect to resign and receive the termination benefits described above.

CERTAIN TRANSACTIONS

        In connection with the taxes payable on Company issued shares of restricted stock, the Company has offered certain of its executives non-interest bearing loans. All shares of restricted stock were granted on April 1, 1992 and have become fully vested and are no longer restricted. As of March 20, 1997, the aggregate indebtedness owed to the Company by Donald McKay, Daniel Greenwood and Jeffrey Rhodenbaugh is an amount equal to $68,963, $123,115 and $18,080 respectively, which was the largest amount of indebtedness incurred during fiscal 1997. During fiscal year 1997, the total income imputed from the forgiveness of interest indebtedness for these individuals was $4,659, $8,352, and $1,216, respectively. In addition, William Robertson recognized income imputed from interest indebtedness from loans repaid during fiscal 1997 of $6,256.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Mr. Greenwood, who is an executive officer, is a member of the Compensation Committee of the Board of Directors. The other members of the Compensation Committee during fiscal 1997 were Messrs. MacLean, Kent, and Malcolm Glazer.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

        Executive Officer Compensation

        The Company's compensation program for executive officers consists of three elements: a base salary, a bonus and stock options. The Committee believes that this approach best serves the interests of stockholders by ensuring that executive officers are compensated in a manner which provides incentives based upon both the short-term and long-term performance of the Company. Thus, compensation for the Company's executive officers involves a high proportion of pay which is at risk: the variable annual bonus and stock options (which directly relate a significant portion of the executive officer's long-term remuneration to stock price appreciation realized by the Company's stockholders). The Compensation Committee generally believes that stock options should be emphasized more than a bonus as a means to attract, retain and motivate executives.

        Base Salary. The Compensation Committee recommended, and the Board of Directors approved a base salary for Mr. Dotterweich of $450,000 for fiscal
1997.   Mr. Dotterweich's 1997 Compensation was established taking into his account his overall qualifications and experience and market conditions for executives of his caliber for comparable companies. In addition, it takes into consideration, effective February 1, 1995 his added responsibilities as the Company's Chief Executive Officer upon his election to such position at that
time.   The salaries of the other executive officers of the Company, were set based upon subjective factors such as the level of experience and competency and complexity of the duties performed by such executive officer, as well as objective criterion such as the performance of the Company, as compared to its business plan, including compliance by the Company with the financial covenants provided in the Company's loan agreements. In the case of Mr. Robertson, the division president of Beverage-Air, base salary is also affected by the performance of that division compared with its business plan. The Compensation Committee's discretion in setting the executive officers' base salaries, however, is limited by the terms of the employment agreements, described above.

        Stock Options. At the Annual Meeting of Stockholders in 1993, the Company's stockholders approved the Employee Plan. The Employee Plan is designed to advance the interests of the Company by providing a means by which key employees of the Company and its subsidiaries can acquire and maintain stock ownership, thereby strengthening their commitment to the Company's success and their desire to remain employed by the Company and its subsidiaries. The Board of Directors believes that the share authorizations and allocations under the Employee Plan have been consistent with competitive practice and properly reflected the Company's transitional circumstances following its 1992 bankruptcy reorganization and the challenges confronting management. Allocations of options were based principally upon subjective factors, including, most significantly, an assessment of how significant the individual executive officer's performance was and would be to the future growth and performance of
the Company.    A total of 50,000 stock options were granted pursuant to the
Employee Plan in the Company's fiscal year ended January 31, 1997.   Stock
option awards are not made by the compensation committee but rather are made by the stock incentive committee, which is comprised of three non-employee directors.

        Annual Bonus. The Compensation Committee also reviews and approves bonus compensation for the executive officers. In anticipation of Mr. Dotterweich's intended retirement on May 1, 1997 and in lieu of earning any bonus for his employment in fiscal 1998, Mr. Dotterweich was awarded a bonus of 100% of his salary, or $450,000 for fiscal 1997, in recognition of his valuable service and his important contributions to the Company as its Chief Executive Officer. Bonuses for executive officers other than Mr. Dotterweich were based on a percentage of their salaries and were derived from a formula based upon the Company's actual EBITA (Earnings Before Interest, Taxes and Amortization), as compared to the Company's projected EBITA in its annual plan. In the case of executive officers who perform functions primarily at only one of the Company's divisions, divisions, bonuses are based upon various factors including the meeting of a divisional (as opposed to Company-wide plan) EBITA, sales growth, earnings growth and use of working capital.

        Compliance With Internal Revenue Code Section 162(m)

        Section 162(m) of the IRC, enacted in 1993, generally disallows a tax deduction to public companies for compensation more than $1 million paid to the corporation's Chief Executive Officer or four other most highly compensated executive officers. The Compensation Committee has reviewed the possible effect on the Company of Section 162(m), and it does not believe that such section currently effects the Company given its current compensation structure. To the extent that it is possible that the compensation to any of the Company's executive officers could exceed $1 million the Compensation Committee intends to further review and consider the effect on the Company of Section 162 (m). Furthermore, the Employee Plan was amended so as to make it possible to satisfy the conditions for an exemption from Section 162(m)'s deduction limit. However, other characteristics of a grant affect whether or not a deduction is actually available in a given case.

                Members of the Compensation Committee

                Daniel B. Greenwood
                Barry L. MacLean
                Richard A. Kent
                Malcolm I. Glazer

PERFORMANCE INFORMATION

        The following graph compares on a cumulative basis changes since December 1, 1993 (the date on which the Common Stock of the Company was first publicly traded) in (a) the total stockholder return on the Company's Common Stock, (b) the total return of companies in the Russell 2000 Index, and (c) the total return of companies in the Value Line Machinery Index. The total return information presented in the graph assumes the reinvestment of dividends. The graph assumes $100 was invested on December 1, 1993 in the Company's Common Stock, the Russell 2000 Index and the Value Line Machinery Index.

                    COMPARISON OF CUMULATIVE TOTAL RETURN




                                   [GRAPH]



                               12/1/93   1/31/94   1/31/95   1/31/96   1/31/97
                               -------   -------   -------   -------   -------
Specialty Equipment
  Companies, Inc.              100.00    133.33    227.78    247.22    299.99
Russell 2000 Index             100.00    106.66    100.09    130.05    154.70
Value Line Machinery Index     100.00    106.66    100.85    125.49    144.94


        The Company is included in the Russell 2000 Index (an index of small capitalization companies) but is not part of the Value Line Machinery Index. The Value Line Machinery Index includes a group of 30 companies, some of which are direct competitors of the Company, with primary businesses that involve the manufacture of a variety of machinery and equipment.


                   INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

        The firm of KPMG Peat Marwick LLP served as the Company's independent certified public accountants for the fiscal year ended January 31, 1997. The Board of Directors has again designated that firm as the Company's independent certified public accountants for the fiscal year to end January 31, 1998. A representative of that firm is expected to be present at the Company's 1997 Annual Meeting of Stockholders with the opportunity to make a statement, if so desired, and to be available to respond to appropriate questions.

3.  OTHER MATTERS

        It is not presently expected that any matters other than the election of Directors and approval of the Restructuring Plan will be brought before the meeting. If, however, other matters do come before the meeting, it is the intention of the persons named as representatives in the accompanying proxy to vote in accordance with their best judgment on such matters.

                                        By order of the Board of Directors,



                                        /s/ DONALD K. MC KAY
                                        --------------------------

                                        Donald K. McKay, Secretary

Aurora,  Illinois
March 27, 1997

                                                                       EXHIBIT A

                             RESOLUTION REGARDING
                     SPECIALTY EQUIPMENT COMPANIES, INC.
                        PLAN OF INTERNAL RESTRUCTURING


        WHEREAS, the Board of Directors (the "Board"), of Specialty Equipment Companies, Inc. (the "Corporation"), has determined that the Corporation could achieve significant operating, tax and other benefits were it to be restructured principally as a holding company; and

        WHEREAS, the Board has determined that it would be in the best interests of the Corporation and its stockholders for the Board to have the authority, in its discretion, to create indirect and direct wholly owned subsidiaries of the Corporation ("Subsidiaries") and to transfer (whether by sale, lease or otherwise) to such Subsidiaries some or substantially all of the Corporation's assets; and

        WHEREAS, the Board believes that the formation of such Subsidiaries and the adoption, in whole or in part, of a holding company structure should (i) permit greater flexibility in the management and financing of new and existing business operations, (ii) facilitate strategic dispositions of existing businesses, (iii) facilitate formation (and limit the risks to the Corporation as a whole) of joint ventures or other strategic alliances and business combinations, (iv) protect the Company's valuable intellectual property rights from the claims of future creditors of the Subsidiaries, and (v) result in potentially significant tax savings to the Corporation; and

        WHEREAS, the Board has adopted this Plan of Internal Restructuring (the "Plan"), providing for the Corporation to transfer substantially all of its assets (excluding all intellectual property rights and assets related to the corporate office and potentially other assets) and such other operations as the Board deems appropriate, to the Operating Subsidiary; and;

        WHEREAS, pursuant to the terms of the Plan, the Board would have the discretion to determine whether and when to make such transfers.

        RESOLVED, that, in furtherance of the foregoing, this Plan is hereby adopted:

             1. Subsidiaries. The Board is hereby authorized to cause the formation of the Operating Subsidiary and to effect the transfer (whether by sale, lease or otherwise) of all, substantially all, or any portion of the assets and related liabilities, if any, of the Corporation's operating, manufacturing, sales and marketing assets or assets related to other operations (but not the Corporation's intellectual property rights, other than pursuant to licenses of such rights by the Corporation to such Subsidiary) as the Board deems appropriate, to such subsidiary.

             2. Authority to Determine Structure of Subsidiary. Without limiting the generality of Section 1, the Board is hereby authorized to determine the jurisdiction of incorporation of the Operating Subsidiary, its capitalization, officers and directors, and is authorized to effect such transfers of assets, liabilities and employees to such new or existing Subsidiaries as the Board shall deem appropriate in its sole discretion consistent with Section 1 above.

             3. Employees. Upon the approval by the Board of any transfer of employees to any such subsidiary, the appropriate officers of the Corporation shall take or cause to be taken such actions as they shall deem necessary or desirable to implement appropriate compensation levels and to obtain appropriate workers' compensation, unemployment compensation and benefit plans coverages in effect for such employee.

             4. Authority of Officers. Except as otherwise provided in the Corporation's and applicable Subsidiaries' bylaws and resolutions of their respective Boards of Directors and/or stockholders, the appropriate officers of the Corporation are hereby authorized and directed to cause the incorporation of the Subsidiary as directed by the Board, to obtain such consents of lenders, lessors and other persons, as may be necessary for the assignment and assumption of agreements, commitments and obligations and the transfers of assets contemplated hereby, to qualify the new Subsidiary to do business in such jurisdiction as may be appropriate, and to secure office space, equipment and staff necessary for its operations, and to make such filings, execute and deliver on behalf of the Corporation such agreements, instruments and documents and do all other acts and things necessary or appropriate to carry out the intent and purpose of this Plan, all subject to the further instruction, if necessary, by the Board.

             5. Stockholder Approval. This Plan shall be presented to the stockholders of the Corporation for their approval at the Annual Meeting of stockholders on April 30, 1997. The affirmative vote of the holders of a majority of the issued and outstanding Common Stock of the Corporation as of the close of business on March 20, 1997 is necessary for such approval.

             6. Conditions of Consummation of Plan. The consummation of this Plan is conditioned upon (a) receipt, prior to the effective time of any transfers of assets and related liabilities (if any) by the Corporation hereunder, of all consents of lenders, lessors and other persons deemed necessary by the officers of the Corporation to permit the assignment and assumption of agreements, commitments and obligations and the transfers of assets and related liabilities contemplated hereby; (b) approval of this Plan by the requisite affirmative vote of the stockholders of the Corporation, as provided in Section 5 hereof; and (c) receipt of the Company of a favorable opinion of its tax advisor regarding the tax consequences of any transfers pursuant to the Plan. If any consent referred to in clause (a) of the preceding sentence is not deemed by such officers to be materially necessary to the consummation of this Plan, such officers may waive such consent. The Board reserves the right to amend or terminate this Plan at any time prior to any effective time; provided that no amendment shall be made after approval of the Plan by the stockholders of the Corporation which would have a material adverse effect on the Corporation or its stockholders. Partial implementation of the Plan (by the transfer of less than substantially all of the operating, manufacturing, sales and marketing assets by the Corporation to Subsidiaries) shall not be deemed an amendment of the Plan.

             7. Stockholder Approval of Transfers of Assets by Subsidiaries.
In the event that the Board determines to transfer assets of the Corporation in accordance with this Plan, any subsequent transfer of assets by such Subsidiary to any third party (other than the Corporation and/or any direct or indirect wholly-owned subsidiary of the Corporation), will be submitted to the stockholders of the Corporation for approval if the assets so transferred to such third party would then constitute substantially all of the assets of the Corporation and its subsidiaries on a consolidated basis.

             8. Stockholder Approval of Issuances and Sales of Stock of Subsidiaries. In the event that the Board determines to transfer assets of the Corporation in accordance with this Plan, any issuance or sale of stock of such Subsidiary will be submitted to the stockholders of the Corporation for approval if the sale or issuance of such stock would then constitute a sale by the Corporation of substantially all of the assets of the Corporation and its subsidiaries on a consolidated basis or would otherwise divest the Corporation of control of all or substantially all of the assets of the Corporation and its subsidiaries on a consolidated basis.

             9. No Limitations. This Plan is intended to define, describe and provide for the structure and functions of the Corporation, its existing subsidiaries and any new Subsidiaries created pursuant hereto. The Board shall take no action to implement the Plan subsequent to January 31, 1998. Nothing contained herein shall be construed to limit the power of the Corporation, its existing subsidiaries or the new Subsidiaries in the future to do anything which they may lawfully have the power to do under the corporation laws of their respective states of incorporation upon proper authorization, to the extent required by applicable law, by their respective Boards of Directors and stockholders.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                      SPECIALTY EQUIPMENT COMPANIES, INC.

                      1245 Corporate Boulevard, Suite 401

                             Aurora, Illinois 60504

             For the Annual Meeting of Stockholders, April 30, 1997

     The undersigned stockholder hereby appoints DANIEL B. GREENWOOD, DONALD
K. MCKAY and DOUGLAS C. JOHNSON, or any of them, with full power of substitution (the action of one, if only one be present and acting to be in any event controlling), the proxies of the undersigned at the Annual Meeting of Stockholders of Specialty Equipment Companies, Inc. (the "Company") to be held at the corporate offices located at 1245 Corporate Boulevard, Suite 401, Aurora, Illinois 60504 on April 30, 1997 at 10:00 a.m., Chicago time and at any and all adjournments or postponements thereof, and to vote all shares which the undersigned would be entitled to vote thereat as designated below, with all powers which the undersigned would possess if personally present.

PLEASE MARK BOXES M OR [X] IN BLUE OR BLACK INK.

1. Election of Directors

   [ ]FOR all nominees listed below          [ ] WITHHOLD AUTHORITY to vote for
      (except as marked to the contrary below)   all nominees listed below

William E. Dotterweich  Malcom I. Glazer Barry L. MacLean Jeffrey P. Rhodenbaugh

--------------------------------------------------------------------------------
        (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the line provided above.)

2. Approval of the proposed Plan of Restructuring (the "Restructuring Plan") as described in the Proxy Statement.

          [ ] FOR                [ ] AGAINST                [ ] ABSTAIN

                   Continued and to be signed and dated on the reverse side

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

     THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR THE APPROVAL OF PROPOSAL 2.

                                               Dated:                    , 1997
                                                     --------------------

                                               ----------------------------
                                               Signature

                                               ----------------------------
                                               Signature if held jointly

                                               NOTE: Please sign exactly as
                                               name appears at left. When
                                               shares are held by joint
                                               tenants, both should sign. When
                                               signing as attorney, executor,
                                               administrator, trustee or
                                               guardian, please give full title
                                               as such. If a corporation,
                                               please sign in full corporate
                                               name by president or other
                                               authorized officer. If a
                                               partnership, please sign in
                                               partnership name by authorized
                                               person.

        PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE
                               ENCLOSED ENVELOPE.